Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

September 27, 2017

Board of Directors

Select Bancorp, Inc.

700 W. Cumberland Street

Dunn, North Carolina 28334

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Select Bancorp, Inc., Dunn, North Carolina (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed on or about the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of up to 2,411,882 shares (the “Common Shares”) of the Company’s common stock, $1.00 par value per share (“Common Stock”), to be exchanged for shares of common stock of Premara Financial, Inc., Charlotte, North Carolina (“Premara”), pursuant to the Agreement and Plan of Merger and Reorganization dated July 20, 2017, by and among the Company, Select Bank & Trust Company, Premara and Carolina Premier Bank (the “Merger Agreement”), pursuant to which Premara will be merged with and into the Company (the “Merger”). This opinion is furnished pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering our opinion, we have examined the articles of incorporation, as amended to date, and bylaws of the Company, the minutes of meetings of the board of directors and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion.

Based on such examination, it is our opinion that the Common Shares which are to be registered pursuant to the Registration Statement may be legally issued in accordance with the Company’s articles of incorporation and bylaws, and when so issued upon the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal or state securities laws relating to the sale of the Common Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the joint proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or regulations promulgated under to the Act.

Select Bancorp, Inc.

September 27, 2017

This opinion is rendered for your benefit and that of your shareholders and shareholders of Premara in connection with the merger transaction described above and may not be used or relied upon by any other person without our prior written consent in each instance. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

Wyrick robbins Yates & ponton llp

/s/ wyrick robbins yates & ponton LLP